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Freeport-McMoRan Copper & Gold Inc.
Commences Tender Offer for Early Conversion of its
7% Convertible Senior Notes due 2011

NEW ORLEANS, LA, August 10, 2006 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today an offer to pay a cash premium of $90 plus accrued and unpaid interest up to (but excluding) the conversion date for each $1,000 principal amount of its 7% Convertible Senior Notes due 2011 (“Notes”) that are converted into common stock on or prior to the expiration date of 12:00 midnight, New York City time, September 7, 2006. The $293.2 million in Notes currently outstanding are convertible at the option of the holders at a conversion price of $30.8720 per FCX share, equivalent to approximately 9.5 million shares of FCX common stock. The Notes are not callable prior to the 2011 maturity date.

As previously reported, $575 million in Notes were originally issued in February 2003, and approximately 49 percent were converted into 9.1 million shares of FCX common stock in privately negotiated transactions from September 2005 through July 2006. This offer seeks to induce early conversion of the remaining Notes.

Assuming conversion of all Notes pursuant to the offer, FCX’s total cash payment, including accrued and unpaid interest, would approximate $27.0 million and would be funded from cash on hand. The 9.5 million common shares issuable upon conversion of the Notes would increase FCX’s outstanding common shares to approximately 197.1 million. Full conversion of the Notes would reduce FCX’s consolidated debt by $293.2 million. Annual interest expense for the Notes approximates $21 million. The total cash payment and costs associated with this offer will be recorded as a charge to net income during the third quarter of 2006.

As previously reported on August 1, 2006, FCX’s Board of Directors authorized a supplemental common stock dividend of $0.75 per share to be paid on September 29, 2006 to shareholders of record as of September 14, 2006. We expect that tendering holders will be entitled to receive the supplemental dividend of $0.75 per share payable on September 29, 2006 because the Notes tendered in the offer are expected to be converted into common stock on September 11, 2006, which is prior to the September 14, 2006 record date for payment of the supplemental dividend. The supplemental dividend to be paid in September represents an addition to FCX’s regular quarterly common stock dividend of $0.3125 per share (equivalent to $1.25 per share per annum). Since the fourth quarter of 2004, FCX’s Board has authorized seven supplemental dividends totaling $3.75 per share, including $0.25 per share in 2004, $1.50 per share in 2005 and $2.00 per share to date in 2006.

This press release is not an offer to purchase, or a solicitation of an offer to sell the Notes, which will be made only on the terms and subject to the conditions described in the Offering Circular and related documents, dated August 10, 2006, which will be distributed to the holders of the Notes. Copies of these documents will also be filed with the Securities and Exchange Commission today as exhibits to a Schedule TO. Georgeson Inc. will serve as the information agent for the offer. Holders of Notes who want copies of the Offering Circular and related documents or who have questions about the offer should call Georgeson toll free at 866-767-8979.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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